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                                    FORM N-8A

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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              NOTIFICATION OF REGISTRATION PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned Investment Company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME: TLAC Separate Account Twelve for Variable Annuities

ADDRESS OF PRINCIPAL BUSINESS OFFICE: One Tower Square, Hartford, CT 06183

TELEPHONE NUMBER: (860) 277-0111

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

         Ernest J. Wright
         Secretary
         The Travelers Insurance Company
         One Tower Square
         Hartford, CT  06183

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

         [X] Yes                                      [ ] No

Pursuant to the requirements of the Investment Company Act of 1940, the sponsor of the registrant has caused this Notification of Registration to be duly signed on behalf of the registrant in the City of Hartford and the State of Connecticut on the 11th day of December 2002.


                  TLAC SEPARATE ACCOUNT TWELVE FOR VARIABLE ANNUITIES

                  By The Travelers Life and Annuity Company

                  By:  *GLENN D . LAMMEY
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                       Glenn D. Lammey
                       Executive Vice President, Chief Financial Officer, Chief Accounting Officer


Attest:

*By: /s/Ernest J. Wright, Secretary
         Attorney in Fact